EX-99.B11
                   [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 28, 1998, relating to the financial statements and financial highlights appearing in the March 31, 1998 Annual Report to Shareholders of Nations LifeGoal Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "How The LifeGoal Portfolios Are Managed - Other Service Providers" in the Prospectuses and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 31, 1998